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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                        THE REGISTRANT AND SCOTT A. BLAIR



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                            HEARTLAND WISCONSIN CORP.


                              EMPLOYMENT AGREEMENT


     This Employment Agreement is made and entered into as of the 1st day of July, 1998, by and between Heartland Wisconsin Corp, a Wisconsin corporation ("Company"), and Scott A. Blair, an individual ("Blair"). W I T N E S S E T H:
WHEREAS, the Company desires to be assured of the association and services of Blair for and on behalf of the Company; and

     WHEREAS, Blair is willing and desires to be employed by the Company, and the Company is willing to employ Blair, upon the terms, covenants and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Employment. The Company hereby employs Blair as Chief Executive Officer and President, subject to the supervision and direction of the Company's Board of Directors.

     2. Term. The term of this Agreement shall be for a period of five years commencing on the date hereof, unless earlier terminated pursuant to Section 11 hereof; provided, however, that Blair's obligations described in Sections 8 and 9 hereof shall continue in effect after such termination.

     3.  Compensation; Reimbursement.

         (a) Percentage of Net Income. The Company shall pay to Blair, in cash, an amount equal to 20% of the net income of the Company (based financial statements of the Company audited by independent certified public accountants selected by the Company), determined without deduction of any amounts paid or given as compensation to the other officers and directors of the Company, for each fiscal year of the Company, beginning with the fiscal year ending February 28, 1999; such amount shall be (i) due and payable within 30 days following the last day of each fiscal quarter (subject to adjustment for any subsequent fiscal quarter as necessary to reflect the net income reported on the Company's audited financial statements for such fiscal year) and (ii) prorated for each fiscal year during which this Agreement is in effect for less than the full fiscal year, including the year ending February 28, 1999.

         (b) Incentive Options. The Company shall grant to Blair options, exercisable for a period of five years, to purchase common stock of the Company in an amount equal to 10,000 shares for each full $500,000 of Leases which are originated or acquired by the Company at any time, commencing as of March 1, 1998, determined as the aggregate present value of Leases as of the date of inception or acquisition by the Company ("Initial Present Value"), at a prices ranging from $1.00 per share to $5.00 per share, in accordance with the following schedule:

                  Options covering 10,000 shares, exercisable at $1.00 per share, upon the Company's achieving the first full $500,000 of Initial Present Value, and

                  Options covering 10,000 shares, exercisable at $4.00 per share, upon the Company's achieving the second full $500,000 of Initial Present Value, and



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                  Options covering 10,000 shares, exercisable at $5.00 per
                  share, upon the Company's achieving the third full $500,000 of Initial Present Value, and

                  Options covering 10,000 shares, exercisable at $5.00 per share, upon the Company's achieving the fourth full $500,000 of Initial Present Value.

         It is further understood and agreed that additional options, covering such number of shares, if any, as may from time to time be determined in its sole discretion by the Board of Directors of the Company and exercisable at a price per share also determined by the Board in its sole discretion, may be granted to Blair upon the Company's achieving any amount of Initial Present Value in excess of $2,000,000.

         (c) Additional Benefits. For the term of this Agreement (or as otherwise required by applicable laws and regulations), in addition to any compensation paid or payable pursuant to subsections 3(a) and/or (b), Blair shall be entitled to all other benefits of employment provided to the other officers of the Company or its affiliate, Giuffre Bros. Cranes, Inc., a Delaware corporation ("Giuffre Cranes"), including without limitation participation in all group insurance plans, pension or profit-sharing plans (including 401(k) plans) and incentive compensation plans (including option plans). If such benefits are provided otherwise than under plans sponsored by Giuffre Cranes, the benefits provided to Blair by the Company pursuant to this subsection 3(c) shall be substantially equivalent in all respects to benefits provided to the officers and/or directors of Giuffre Cranes; such benefits will be provided at no cost to Blair.

         (d) Reimbursement. Blair shall be reimbursed by the Company for all reasonable "out-of-pocket" business expenses (including without limitation expenses for business travel and business entertainment) incurred in connection with the performance of his duties under this Agreement (i) so long as such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to the Blair under the governing laws and regulations of the Internal Revenue Code (provided, however, that Blair shall be entitled to full reimbursement in any case where the Internal Revenue Service may, under Section 274(n) of the Internal Revenue Code, disallow to the Company 20% of meals and entertainment expenses); and (ii) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. The reimbursement of Blair's business expenses pursuant to this Agreement shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

     4.  Scope of Duties.

         (a) Assignment of Duties. Blair shall have such duties as may be assigned to him from time to time by the Company's Board of Directors commensurate with his experience and responsibilities in the position for which he is employed pursuant to Section 1 hereof; such duties shall be exercised subject to the control and supervision of the Board.

         (b) General Specification of Duties. Blair's duties shall include, but not be limited to, the following duties and performance goals:

              (1) Blair will act as the chief executive of the Company and perform all duties, functions and responsibilities generally associated with the Chief Executive Officer and President of an organization such as the Company.

              (2) Blair will cause the Company to be operated in compliance with all legal requirements.

              (3) Blair will establish procedures for implementing the policies established by the Board of Directors of the Company.

              (4) Blair will have primary responsibility for the negotiation and structuring of financing transactions (lease and other) entered into by the Company and will execute on behalf of the Company, in his capacity as Chief Executive Officer and/or President, all documents requested by the Board.

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              (5) Blair will employ, pay, supervise and discharge all employees of the Company, and determine all matters with regard to such personnel, including without limitation, compensation, bonuses and fringe benefits, all in accordance with the Annual Plan (as defined in Section 5 of this Agreement.

              (6) Blair will seek to insure cooperation by the Company with Giuffre Cranes and the other affiliates of the Company.

              (7) Blair will operate the Company in conformance with the Annual Plan approved by the Board of Directors of the Company, as such may be amended from time to time with the concurrence of the Board.

              (8) Blair will cause to be prepared, as directed by the Board of Directors of the Company, financial statements, tax returns and other similar items with respect to the operation of the Company.

         The foregoing are not intended as a complete itemization of the duties which Blair will perform and undertake on behalf of the Company in satisfaction of his employment obligations under this Agreement.

     5.  Annual Plan.

         (a) Delivery and Content of Annual Plan. Blair shall submit to the Board of Directors of the Company for its approval, not later than sixty
     (60) days before the beginning of each fiscal year of the Company, an annual business plan for the Company ("Annual Plan"). The Annual Plan shall be revised by Blair and submitted to the Board for its review (and approval in the case of material changes from the approved Annual Plan) from time to time during each year to reflect changes in the Annual Plan due to operations or otherwise. Each Annual Plan shall include the following information:

              (1)  an annual forecast of income and expenses for the Company;

              (2) a cash flow budget, estimate of profit, and source and use of cash statements for the operation of the Company; and

              (3) a payroll and staffing plan and budget for the operation of the Company; and

         (b) Compliance with Annual Plan. During each fiscal year of the Company, Blair, in the performance of his obligations under this Agreement, shall comply or cause compliance with the applicable Annual Plan and shall not (except for emergency expenditures or special circumstances requiring an unanticipated expenditure) deviate materially from any budget category set forth in the Annual Plan, incur any material additional expense or change materially the manner of operation of the Company, without the approval of the Board of Directors of the Company.

     6. Blair's Devotion of Time. Blair hereby agrees to devote sufficient time, abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

     7.  Conflicting Activities.

         (a) Blair shall not, during the term of this Agreement, be engaged in any other business activity without the prior consent of the Board of Directors of the Company; provided, however, that this restriction shall not be construed as preventing Blair from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliates, or from pursuing business opportunities as permitted by subsection 7(b) hereof.

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         (b) Blair hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement. Should Blair discover a business opportunity that does not relate to the current or anticipated future business of the Company, he shall first offer such opportunity to the Company. Should the Board of Directors of the Company not exercise its right to pursue this business opportunity within a reasonable period of time, not to exceed 60 days, then Blair may develop the business opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Blair to the Company under this Agreement. Further, Blair may develop such business opportunities only on his own time, and may not use any service, personnel, equipment, supplies, facility, or trade secrets of the Company in their development.

         (c) As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments of a personal nature.

     8. Covenant Not to Compete. In consideration for his employment hereunder, during the term of this Agreement, and for one (1) year after the termination of this Agreement, Blair shall not, within the contiguous United States, either directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm which is in the primary business of providing financing (lease or other) to individuals, groups or businesses, in connection with equipment of the types generally financed/leased by the Company and/or its affiliates, including without limitation truck-mounted cranes, truck-mounted concrete mixers and transportable storage containers. Notwithstanding the foregoing, Blair may invest in the securities of any corporation whose shares are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation (NASDAQ) system.

     9.  Confidentiality of Trade Secrets and Other Materials.

         (a) Trade Secrets. Other than in the performance of his duties hereunder, Blair agrees not to disclose, either during the term of his employment by the Company or at any time thereafter, to any person, firm or corporation, any information concerning the business affairs, the trade secrets or the customer lists or similar information of the Company. Any technique, method, process or technology used by the Company shall be considered a "trade secret" for the purposes of this Agreement.

         (b) Ownership of Trade Secrets; Assignment of Rights. Blair hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by the Company are the property of the Company and shall not be used by him in any way adverse to the Company's interests. Blair shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company. Blair hereby assigns to the Company any rights which he may have in any such trade secret or proprietary information, which assignment shall be effective without further action by any party unless otherwise agreed in writing by the Board of Directors of the Company.

     10. Injunctive Relief. The Company and Blair hereby acknowledge and agree that any default under Sections 8 or Section 9 of this Agreement will cause damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Section 8 or Section 9 hereof and without the proof of actual damages.

     11. Termination.

         (a)  Bases for Termination.

              (1) Blair's employment hereunder may be terminated at any time by mutual agreement of the parties.

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              (2) This Agreement shall automatically terminate on the last day of the month in which Blair dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors, based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Blair's regularly attending physician or a duly licensed physician selected by the Company's Board of Directors, rendering Blair unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. For purposes of this Agreement, Blair shall be deemed to have "become permanently incapacitated" on and as of the date that the Company's Board of Directors has determined that Blair is permanently incapacitated and so notifies Blair in writing of such determination.

              (3) Blair's employment by the Company may be terminated by either party hereto, with or without "cause" (for any reason or no reason at all), at any time, by giving 60 days' prior written notice of termination to the other; such termination shall be effective on the 60th day following delivery of such notice. If Blair's employment under this Agreement is so terminated, the Company shall make one or more cash payments to Blair in an aggregate amount equal to (i) a pro rata portion of the percentage of net income and other compensation (including without limitation any options issuable to Blair pursuant to subsection 3(b) hereof), if any, earned for the fiscal year in which termination occurs prorated to the date of termination, plus (ii) any unreimbursed expenses accruing to the date of termination.

              (4) Amounts described in clause (i) of subsection 11(a)(3) hereof shall be determined quarterly and shall be due and payable within thirty 30 days following the end of each fiscal quarter of the Company until fully paid. Following any termination pursuant to and in accordace with Section 11(a)(1) or Section 11(a)(3) of this Agreement, the Company shall not be obligated to compensate Blair, or his estate or representatives, except as provided herein, nor shall it be required to provide the benefits to Blair which are provided for and described in Section 3(c) of this Agreement (except as and to the extent provided by applicable laws and regulations).

         (b) Dismissal from Premises. At the Company's option, Blair shall immediately leave the Company's premises on the date that termination hereunder is effective.

     12. Miscellaneous.

         (a) Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

         (b) Transfer and Assignment. This Agreement is personal as to Blair and shall not be assigned or transferred by Blair without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

         (c) Severability; Governing Law. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect. This Agreement is made under and shall be construed pursuant to the internal laws of the State of Wisconsin.

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         (d) Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

         (e) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

         (f) Modification. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

         (g) Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

         (h) Headings. The section and other headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

         (i) Cumulative Remedies. Each and all of the several rights and remedies provided for in this Agreement, or by law or in equity, shall be cumulative, and no one of such rights and/or remedies shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

         (j) Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Blair and the Company.

         (k) Notices. Any notice under this Agreement must be in writing, may be telecopied, sent by express courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:


              If to the Company:            Heartland Wisconsin Corp.
                                            6635 South 13th Street
                                            Milwaukee, Wisconsin  53221
                                            Attention:  Frank P. Giuffre

                   If to Blair:             Scott A. Blair
                                            8170 South Willow Drive
                                            Oak Creek, Wisconsin  53154


         Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

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         (l) Right of Set-Off. Upon termination or expiration of this Agreement, the Company shall have the right to set-off against the amounts due Blair hereunder the amount of any outstanding loan or advance from the Company to Blair.

         (m) Effective Date. This Agreement shall become effective, when signed by the Company and Blair, as of the date first above written.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the day and year first above written.

                                          HEARTLAND WISCONSIN CORP.




                         By:_______________________________________________
                                   Frank P. Giuffre, Chairman of the Board
                                              and Vice President





                             _______________________________________________
                                             Scott A. Blair



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